Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION FIRM

We hereby consent to the following being included or incorporated by reference in Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-162636) of Dividend Capital Diversified Property Fund Inc., and the related prospectus: (a) the reference to our name and the description of our role provided under the heading “Prospectus Summary—Net Asset Value Calculation and Valuation Procedures” in the Prospectus dated September 4, 2012, (b) the reference to our name and description of our role provided under the headings “Net Asset Value Calculation and Valuation Procedures—Independent Valuation Firm” and “Net Asset Value Calculation and Valuation Procedures—Real Property Portfolio Valuation,” and the valuation of the real properties and related assumptions provided under the caption “Net Asset Value Calculation and Valuation Procedures—Our Initial NAV Calculation,” in Item 8.01 of the Current Report on Form 8-K filed on July 12, 2012, of Dividend Capital Diversified Property Fund Inc., and (c) the reference to our name, the description of our role and the valuation of the real properties and related assumptions provided under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Net Asset Value Calculation” in Part I, Item 2 of the Quarterly Report on Form 10-Q for the period ended June 30, 2012, filed on August 13, 2012, of Dividend Capital Diversified Property Fund Inc. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S. Inc.
Altus Group U.S., Inc.

September 4, 2012